Exhibit 10.1
CONFIDENTIAL
CONFIDENTIAL SEPARATION AGREEMENT BETWEEN
SUTURA, INC. AND DAVID TECKMAN
      This Separation Agreement is entered into this 15 day of May, 2008, between David R. Teckman (“Executive”) and Sutura, Inc. (the “Company”).
I.      RECITALS
     A. Executive was employed by the Company as its President and Chief Executive Officer until his employment ended on or about February 26, 2008 (the “Separation Date”).
     B. In connection with his employment by the Company, Executive was granted 750,000 shares of the Company’s common stock pursuant to the Written Consent of the Board of Directors of Sutura, Inc., dated October 3, 2006 (the “2006 Written Consent”).
     C. Executive and the Company desire to resolve all of Executive’s potential claims on the terms set out in this Separation Agreement.
II.      AGREEMENT
     Therefore, in consideration of the mutual promises and provisions contained in this Separation Agreement and the Release of Sutura referred to below, the parties, intending to be legally bound, agree as follows:
     1. Separation. By signing this Agreement, Executive confirms the termination of his employment as an employee and his resignation as an officer of the Company, effective at the close of business on the Separation Date. Executive will sign such other documents as deemed reasonably necessary to accurately reflect such termination in the Company’s corporate records.
     2. Release by Executive. At the same time that he executes this Separation Agreement, Executive shall also execute the release that is attached to this Separation Agreement as Exhibit A (the “Release of Sutura”).
     3. Release by Company. Provided Executive signs and does not rescind this Separation Agreement, the Release of Sutura, the Whitebox Separation Agreement, and the Release of Whitebox within the applicable rescission periods, the Company agrees to release Executive from all claims it may have against Executive as of the date of this Agreement, provided, however, the Company does not agree to release any claims that the law does not allow to be waived, or any claims that may arise after the date of this Agreement.
     4. Consideration. If Executive executes the Release of Whitebox and the Release of Sutura and delivers them to the Company within the times specified in the Release of Whitebox and the Release of Sutura and the applicable rescission periods expire without a rescission by Executive, the Executive will receive from the Company the following severance benefits:

          a. The Company will pay Executive a lump sum payment of $520,699.24, less applicable withholdings, within 15 days after the expiration of the applicable rescission periods. Such lump sum payment represents an amount equal to a bonus for the 2007 calendar year ($255,000.00), twelve months severance in the amount of Executive’s annual base salary ($250,000.00), and additional severance in an amount equal to the Company’s share of twelve months worth of medical benefit premiums for Executive ($15,699.24).
          b. The Company will vest all of Executive’s options to purchase shares of common stock of the Company, effective the date of the expiration of the rescission periods, and Executive will have 30 days from the expiration of the rescission periods to exercise such options before such options will expire and cease to be outstanding. Executive acknowledges and agrees that the options listed in this paragraph below are Executive’s only options to purchase shares of the common stock of the Company.

Plan	Date of Grant	Exercise Price	Number of Shares

2006 Written Consent	10/03/06	$.06	750,000
          c. At the same time as the above payments to Executive, the Company will pay Executive’s legal counsel, Lindquist & Vennum, $40,000.00 for legal fees incurred by Executive in the matter of David R. Teckman v. Sutura, Inc. and Anthony A. Nobles.
     5. Right to Consult with an Attorney. Executive understands and acknowledges that he is hereby being advised by the Company to consult with an attorney prior to signing this Separation Agreement and the Release of Sutura.
     6. Consideration and Rescission. The periods described in the Release of Sutura during which Executive may consider whether to sign or rescind the Release of Sutura and the procedures stated in the Release of Sutura for accepting or rescinding the Release of Sutura also apply to this Separation Agreement. This Separation Agreement, the Release of Sutura, the Whitebox Separation Agreement, and the Release of Whitebox must be accepted or rescinded together. Rescission of one of these documents will be deemed a rescission of all of these documents.
     7. Non-Disparagement. Executive will not at any time disparage, defame or besmirch the reputation, character, image, products or services of the Company, any of its affiliates, or the reputation or character of any of their current or former directors, officers, employees or agents. The Company will cause the current members of the Board of Directors of the Company and the current officers of the Company to not at any time disparage, defame or besmirch the reputation or character of Executive.

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     8. Confidentiality.
          a. General Standard. The provisions of this Separation Agreement and the Release of Sutura (collectively “Confidential Separation Information”) will be forever treated as confidential. Accordingly, Executive and the Company will not disclose Confidential Separation Information to anyone at any time, except as provided in paragraph 8.b below.
          b. Exceptions.
(i)	It will not be a violation of this Separation Agreement for Executive to disclose Confidential Separation Information to his immediate family, his attorneys or tax advisors, or as required by law.

(ii)	It will not be a violation of this Separation Agreement for the Company representatives to disclose Confidential Separation Information to its officers, directors, attorneys, auditors, employees and agents who have a need to know such information in the course of performing their duties or responsibilities for the Company.
     9. Non-Admission. Nothing in this Separation Agreement or the Release of Sutura is intended to be, nor will be deemed to be, an admission by the Company that it has violated any law or that it has engaged in any wrongdoing.
     10. Entire Agreement. This Separation Agreement and the Release of Sutura supersede all prior oral and written agreements, representations, and promises between the parties relating to Executive’s employment with the Company. This Separation Agreement and the Release constitute the entire agreement between the parties with respect to Executive’s employment with the Company and the termination of that employment. Executive acknowledges that there were no inducements or representations leading to the execution of this Separation Agreement or the Release of Sutura, except as stated in this Separation Agreement.
     11. Voluntary and Knowing Action. The parties acknowledge that they understand the terms of this Separation Agreement and that they are voluntarily entering into this Separation Agreement. The parties intend to be legally bound. Executive represents that he is legally able and entitled to enter into this Separation Agreement and the Release of Sutura and to receive the consideration described in paragraph 4 above.
     12. Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Separation Agreement shall be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.
     13. Jurisdiction and Venue. Executive and the Company consent to the jurisdiction of the courts of the State of Minnesota and the United States District Court for the District of Minnesota for the purpose of resolving all issues of law, equity, or fact, arising out of or in

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connection with this Separation Agreement. Any action involving claims of a breach of this Separation Agreement shall be brought in such courts. Each party consents to personal jurisdiction over such party and venue in the state and federal courts identified above.
     14. Tax Matters. In connection with any payment due to Executive under this Agreement, the Company shall withhold such amounts as are required by any applicable income tax laws or regulations. Executive acknowledges and agrees that neither the Company nor anyone acting on its behalf has made any representations to him concerning the tax consequences of entering into this Separation Agreement and receiving the consideration specified in it, and that he has not relied on any tax advice from the Company or anyone acting on its behalf.

SUTURA, INC.

By

David R. Teckman
Its

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CONFIDENTIAL
RELEASE OF SUTURA, INC.
BY DAVID R. TECKMAN
Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:
A.	I, me, and my include both me and anyone who has or obtains any legal rights or claims through me.

B.	Sutura means Sutura, Inc., any company related to Sutura, Inc. in the present or past (including without limitation, its predecessors, parents, subsidiaries, affiliates, joint venture partners, and divisions), and any successors of Sutura, Inc.

C.	Company means Sutura; the present and past officers, directors, committees, shareholders, partners, and employees of Sutura; any company providing insurance to Sutura in the present or past; the present and past employee benefit plans sponsored or maintained by Sutura (other than multiemployer plans) and the present and past fiduciaries of such plans; and anyone who acted on behalf of Sutura or on instructions from Sutura.

D.	Agreement means the Separation Agreement between Sutura and me that I am executing on the same date on which I execute this Release.

E.	My Claims means all of my rights that I now have to any relief of any kind from the Company, including without limitation:
1.	all claims arising out of or relating to my employment with Sutura or the termination of that employment;

2.	all claims arising out of or relating to the statements, actions, or omissions of the Company;

3.	all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under the laws of the United States or any other country or of any state, province, municipality, or other unit of government, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, the Minnesota Human Rights Act, the Fair Credit Reporting Act, the California Fair Employment and Housing Act, the Unruh Civil Rights Act, the California Law on Equal Pay, and workers’ compensation non-interference or non-retaliation statutes (such as Minn. Stat. § 176.82);

EXHIBIT A

4.	all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

5.	all claims for compensation of any kind, including without limitation, bonuses, commissions, stock-based compensation or stock options, vacation pay, perquisites, relocation expenses, and expense reimbursements;

6.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages;

7.	all claims and rights I have under California Civil Code section 1542, which states that: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor”; and

8.	all claims for attorneys’ fees, costs, and interest.

However, My Claims do not include any claims that the law does not allow to be waived, any claims that may arise after the date on which I sign this Release, any claims related to the enforcement of the $100,000 Note executed by Sutura in favor of Executive, or any claims for breach of the Agreement.
Agreement to Release My Claims. I will receive consideration from Sutura as set forth in the Agreement if I sign and do not rescind this Release as provided below. I understand and acknowledge that that consideration is in addition to anything of value that I would be entitled to receive from Sutura if I did not sign this Release or if I rescinded this Release. In exchange for that consideration I give up and release all of My Claims. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair compromise for the release of My Claims.
Additional Agreements and Understandings. Even though Sutura will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.

Confidentiality. I understand that the terms of this Release are confidential and that I may not disclose those terms to any person except under the circumstances described in the Agreement.
Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.
Period to Consider the Release. I understand that I have 21 days from the day that I receive this Release, not counting the day upon which I receive it, to consider whether I wish to sign this Release. If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release. I also agree that any changes made to this Release or to the Agreement before I sign it, whether material or immaterial, will not restart the 21—day period.
My Right to Rescind this Release. I understand that I may rescind this Release at any time within 15 days after I sign it, not counting the day upon which I sign it. This Release will not become effective or enforceable unless and until the 15-day rescission period has expired without my rescinding it.
Procedure for Accepting or Rescinding the Release. To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to Sutura by hand or by mail within the 21-day period that I have to consider this Release. To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to Sutura by hand or by mail within the 15-day rescission period. All deliveries must be made to Sutura at the following address:
Mark Strefling
Chief Legal Officer
Whitebox Advisors, LLC
3033 Excelsior Blvd, Suite 300
Minneapolis, MN 55416
If I choose to deliver my acceptance or the rescission of my acceptance by mail, it must be: (1) postmarked within the period stated above; and (2) properly addressed to Sutura at the address stated above.
Interpretation of the Release. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims.
Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Release shall be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.

My Representations. I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with Sutura. No child support orders, garnishment orders, or other orders requiring that money owed to me by Sutura be paid to any other person are now in effect.
I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in the Agreement. I am voluntarily releasing My Claims against the Company. I intend this Release and the Agreement to be legally binding.

Dated:

David R. Teckman

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